EXHIBIT 2.1

FIRST AMENDMENT TO
Agreement and plan of merger

This First Amendment to Agreement and Plan of Merger (this “Amendment”) is entered into as of May 10, 2024 (“Effective Date”), by and among HORIZON KINETICS LLC , a Delaware limited liability company (the “Company”), SCOTT’S LIQUID GOLD-INC., a Colorado corporation (“Parent”), and HKNY ONE, LLC, a Delaware limited liability company (“Merger Sub”). Company, Parent, and Merger Sub are sometimes referred to in this Amendment individually as a “Party” and collectively as the “Parties.”

Background

The Parties entered into that certain Agreement and Plan of Merger, dated December 19, 2023 (the “Merger Agreement”).

The Parties have agreed to amend the Merger Agreement on the terms and subject to the conditions provided in this Amendment.

Agreement

NOW, THEREFORE, for and in consideration of the mutual promises contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending legally and equitably to be bound by this Amendment, covenant and agree as follows:

1.
Definitions. Capitalized terms used in this Amendment shall have the same meaning given to them in the Merger Agreement, unless specifically defined otherwise in this Amendment.
2.
All references in the Merger Agreement to an increase in the shares of authorized Parent Common Stock, or “Share Increase,” shall refer, mutatis mutandis, to a 1-for-20 reverse stock split of Parent Common Stock, with cash-out of fractionalized shares and without affecting the number of shares of authorized Parent Common Stock or preferred stock, or “Reverse Stock Split.”
3.
All references in the Merger Agreement to PCAOB audit or review standards, when applied to financial statements of the Company or the Member Corporations, shall be read to require application of such standards only if the parties have agreed that such application is required.
4.
The definition of “Requisite Parent Vote” shall be amended and restated in its entirety to read as follows:

“Requisite Parent Vote” means the affirmative vote or consent of the requisite holders of shares of Parent Common Stock approving the Conversion, Reverse Stock Split and Name Change.

5.
Section 1.04 of the Merger Agreement is hereby amended and restated in its entirety as follows:

Section 1.04 Effects of the Conversion and Merger. The Conversion shall have the effects set forth in this Agreement, the Plan of Conversion, the Certificate of Conversion and the applicable provisions of the DGCL. For United States federal and applicable state and local income tax purposes, it is intended by the parties hereto that the Conversion qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, that the Reverse Stock Split qualify as a tax-free “recapitalization” of the Company under Section 368(a)(1)(E) of the Code (or a tax-free exchange under Section 1036 of the Code), and that this Agreement constitute a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. The Merger shall have the effects set forth in this Agreement, the Merger Certificate and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Company.

6.
Schedule A to the Merger Agreement is hereby amended by deleting it in its entirety and replacing it with Exhibit A attached hereto.

7.
Effective Date; Limited Effect. This Amendment will be deemed effective as of the date first written above. Except as expressly provided in this Amendment, all of the terms and provisions of the Merger Agreement are and will remain in full force and effect and are ratified and confirmed by the Parties.
8.
Governing Law. This Amendment shall be governed by the internal law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date written above.

The Company

HORIZON KINETICS LLC

a Delaware limited liability company

By: /s/ Jay Kesslen

Name: Jay Kesslen

Title: General Counsel

Parent

SCOTT’S LIQUID GOLD-INC.

By: /s/ David M. Arndt

Name: David M. Arndt

Title: Chief Financial Officer

Merger Sub

HKNY ONE, LLC

a Delaware liability company

By: /s/ David M. Arndt

Name: David M. Arndt

Title: Chief Financial Officer

Exhibit A

SCHEDULE A

Calculation of Final Consideration

Defined Terms used but not defined in this schedule have the meaning ascribed to them in the Agreement and Plan of Merger, as amended.

Calculation of Final Consideration, giving effect to the Reverse Stock Split

Final Consideration shall be the quotient obtained by dividing Total Company Value by 25; provided, however, that the maximum Final Consideration under the Agreement shall be 31,850,000 shares of Parent Common Stock.

An example of the calculation of the Final Consideration, assuming AUM is between $6,000,000,000 and $8,000,000,000, follows:

Net Tangible Assets at the Effective Time ($)	Value of Operating Business ($)	Total Company Value ($)	Final Consideration (# of shares)
120,000,000	200,000,000	320,000,000	12,800,000
140,000,000	200,000,000	340,000,000	13,600,000
160,000,000	200,000,000	360,000,000	14,400,000
180,000,000	200,000,000	380,000,000	15,200,000
200,000,000	200,000,000	400,000,000	16,000,000
220,000,000	200,000,000	420,000,000	16,800,000
240,000,000	200,000,000	440,000,000	17,600,000
260,000,000	200,000,000	460,000,000	18,400,000
280,000,000	200,000,000	480,000,000	19,200,000
300,000,000	200,000,000	500,000,000	20,000,000
320,000,000	200,000,000	520,000,000	20,800,000